Exhibit 99.2

Creatd, Inc. Announces Closing of $7.77 Million Private Placement

PUBLISHED

JAN 4, 2021 8:15AM EST

Raise was oversubscribed; proceeds position the Company for accelerated growth in the massive SaaS market

FORT LEE, N.J., Jan. 4, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD, CRTDW) (“Creatd” or the “Company”), the parent company of Vocal, a proprietary technology platform for creators, today announced the closing of its previously announced private placement of equity. The Company received gross proceeds of approximately $7.77 million from the sale of 7,778 shares of its Series E Convertible Preferred Stock (the “Preferred Stock”) and accompanying warrants to existing shareholders and new institutional investors. Creatd intends to use the net cash proceeds of $7,031,200 from the financing to satisfy Nasdaq’s stockholders’ equity listing requirements as well as to further accelerate the Company’s business plan, social media, and digital marketing initiatives; repay all of its remaining debt; fund accretive acquisitions; and fulfill other operational working capital needs.

The Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock. Holders of the Preferred Stock also received a five-year stock purchase warrant to purchase a quantity of shares of Common Stock up to one hundred fifty percent (150%) of the number of shares of Common Stock into which the Preferred Stock may be converted. The Company issued a total of 2,831,715 warrants to purchase shares of Common Stock, at an exercise price of $4.50 per share. The combined purchase price of one share of Common Stock underlying the Preferred Stock and one and a half warrants to purchase Common Stock was $4.12, priced at-the-market under Nasdaq’s rules.

The Special Equities Group, a division of Bradley Woods & Co. Ltd., acted as exclusive placement agent for the transaction.

“I am personally grateful for the support of our shareholders, who quickly came together to provide funding over the course of just a few days during the holiday period,” commented Jeremy Frommer, Founder and CEO of Creatd. “With our funding needs met, management now enters the new year fully focused on accelerating the growth and reach of our Vocal platform, without the distraction of immediate cash flow constraints. Going forward, with a strengthened balance sheet and our talented management team, board of directors, and advisory group, we are prepared and well-equipped to achieve profitable growth during 2021.”

The offer and sale of the foregoing securities were made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Additional details regarding the private placement will be included in the Form 8-K to be filed with the Securities and Exchange Commission regarding the financing.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD, CRTDW) empowers creators, brands, and entrepreneurs through technology and partnership. Its flagship technology, Vocal, is a best-in-class creator platform. For more information:

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com

Vocal Platform: https://vocal.media

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

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